Company Name: Gymboree
Company Ticker: GYMB US
Date: 2007-08-22
Event Description: Q2 2007 Earnings Call

Market Cap: 1,302.40
Current PX: 42.31
YTD Change($): +4.15
YTD Change(%): +10.875

Bloomberg Estimates - EPS
Current Quarter: 0.876
Current Year: 2.556
Bloomberg Estimates - Sales
Current Quarter: 239.054
Current Year: 897.217

Q2 2007 Earnings Call

Participants

- Jeffrey P. Harris, Vice President of Finance
- Blair W. Lambert, Chief Operating Officer and Chief Financial Officer
- Kip Garcia, President
- Matthew K. McCauley, Chairman and Chief Executive Officer

MANAGEMENT DISCUSSION SECTION

Operator

Good afternoon. My name is Lisa, and I will be your conference operator today. At this time, I would like to welcome everyone to the Gymboree second quarter earnings 2007 conference call. [Operator Instructions].

At this time, I would like to turn the call over to Mr. Jeff Harris, Vice President of Finance for Gymboree. Please go ahead sir.

Jeffrey P. Harris, Vice President of Finance

Thank you, Lisa. Welcome to the Gymboree Corporation's second quarter 2007 earnings call. I am Jeff Harris, Vice President of Finance for Gymboree. On the call with me today are Matthew McCauley, Chairman and CEO; Kip Garcia, President; and Blair Lambert, COO and CFO.

Blair will first make a few comments about our second quarter financial performance and plans for the remainder of 2007. Kip will discuss product performance during the second quarter and update you on our merchandising initiatives. Matt will then provide some additional background and update you on our strategic plans for the remainder of 2007 and beyond. After our presentation is finished, we will all be happy to take your questions.

Before we get started, I want to point out that our presentation today contains forward-looking statements, including statements about trends and operations, future sales expectations and future financial performance. Actual results could differ materially from those forecast as a result of a number of factors, including those set forth in our Annual Report on Form 10-K for the year ended February 3, 2007 filed with the SEC.

I would also like to point out that we intend to continue to comply with the SEC Regulation FD. As such we will not be providing guidance or projections outside of public forums. You should also be aware that your participation in the Q&A session constitutes your permission to transcribe and rebroadcast any comments that you may make.

Now here is Blair Lambert.

Blair W. Lambert, Chief Operating Officer and Chief Financial Officer

Thanks, Jeff. Wow what a quarter! We were all excited last year when we generated a 12% comp store sales increase and turned a profit in the second quarter for the first time in over a decade. This year, on the back of a 5% comp store sales increase, we increased gross margin by 110 basis points while significantly reducing SG&A expense as a percent of sales. The result was a 480 basis point increase in operating income in a difficult retail environment, clear evidence that our broad-based set of strategies are flowing through the bottom line. With that said, let me run through the details.

Net sales from retail operations for the 13 weeks ended August 4, 2007 were 179.9 million, a 20% increase over the 149.6 million in net sales from retail operations reported for the 13-week fiscal quarter last year. Other revenue for the quarter attributable to our Play & Music operations was $2.5 million, which is flat to the prior year. In total, net sales for the quarter were 182.4 million versus 152.1 million from the prior year, an increase of 20%.

As I just mentioned, comparable store sales for the second quarter increased 5%. During the quarter we saw an increase in the total number of transactions and units per transaction and a decrease in the average transaction value over the prior year.

These changes were expected as a result of the growth of the Outlet business and the lower full price selling rates associated with a more normalized same-store sales increase. Notably we continue to see reductions in average unit costs.

The total number of stores open at the end of the quarter were 739, including 555 Gymboree stores in the US, 30 Gymboree stores in Canada, 70 Gymboree Outlet stores, 83 Janie and Jack shops and one Crazy 8 store. For the Gymboree brand, during the quarter we opened five new stores and closed one store. In addition, we opened 13 new Gymboree Outlet stores and one new Janie and Jack shop. We also opened our first Crazy 8 store. The total square footage under management at the end of the quarter was 1,410,000 square feet with an average store size of roughly 1,900 square feet.

Turning now to gross profit, gross profit for the second quarter increased 110 basis points to 44% compared to 42.9% in the same quarter of the prior year. The improvement was the result of a variety of items including the company's continued product cost reduction strategies, occupancy expense leverage, freight cost savings and lower inventory shrink accruals. These benefits were offset to some degree by a lower level of full price selling associated with a more normalized comp store sales growth rate versus last year's 12% rate, and increased buying costs associated with Crazy 8.

Looking at SG&A expense in the second quarter, SG&A as a percentage of sales decreased roughly 370 basis points to 39.3% of sales versus 43% in the prior year. Notably, the prior year SG&A expenses included $3.7 million related to the former Chairman's retirement. Net of this item, SG&A still fell by 120 basis points over the prior year. This decrease was driven by lower compensation and depreciation expenses partially offset by a planned 60 basis points increase in marketing.

For the quarter, operating income rose to $8.5 million versus a loss from continuing operations of $183,000 in the prior year. As a percentage of sales, operating income increased to 4.6% of sales. The tax rate for the second quarter was 36.3%, which was lower than the 40 to 41% rate we had expected. The reduction in the tax rate was directly related to a favorable resolution of state tax issues, partially offset by an increase in Canadian withholding taxes. We continue to plan for a tax rate of 40 to 41% for the remainder of the current fiscal year. Net income was $5.8 million versus net income from continuing operations of 1.2 million last year. Earnings per diluted share increased to $0.19 compared to earnings from continuing operations of $0.04 per diluted share in the prior year. These earnings figures include a little less than $0.02 per diluted share associated with the opening of Crazy 8.

Let me now turn to the balance sheet. Cash and cash equivalents and investments at the end of the quarter were roughly $34 million with no short or long-term borrowings outstanding. During the quarter we completed the $50 million stock repurchase authorized by the Board in April. In July the Board authorized an additional $50 million repurchase. Through the end of the quarter we purchased approximately $1.8 million of additional stock or roughly 43,000 shares under this new authorization.

Inventories at end of the quarter increased to $115.7 million versus 92.5 million in the prior year. On a per store basis, inventories increased roughly 13% over the prior year. We have intentionally increased purchases of our most recent deliveries to capture more back-to-school business and grow the boy business. All their deliveries have been sold in a timely manner and we're very happy with the composition of the inventory at end of the quarter. Gross capital expenditures for the quarter were $21.2 million. Roughly two-thirds of the expenditures were related to new, remodeled or relocated stores. The majority of the remaining balance was associated with the expansion of the distribution center

and the new POS system we're implementing. Depreciation expense for the quarter was roughly $7.5 million.

Let me now turn to our plans for the remainder of fiscal 2007. As noted in our press release, for fiscal 2007 we are now planning for diluted per share earnings in the range of $2.50 to $2.53. These earnings targets include a net loss of roughly $0.08 per diluted share associated with the opening of Crazy 8. This full year guidance reflects no change to our earnings expectations for the second half of the year.

Looking more specifically at the third quarter of fiscal 2007, we expect third-quarter earnings to be in the range of $0.84 to $0.87 per diluted share on 30 million diluted shares outstanding. This earnings estimate includes a net loss of approximately $0.03 per diluted share related to Crazy 8. We expect a low to mid single-digit comparable store sales increase for the quarter.

In terms of real estate, we plan to open 32 new stores during the third quarter, consisting of eight new Gymboree stores, eight new Gymboree Outlets, five new Janie and Jack shops, and 11 Crazy 8 shops. We also plan to remodel, expand or relocate eight Gymboree stores. In terms of gross margin, we expect year-over-year gross margins to be flat to the prior year in the third quarter. Looking at SG&A, we expect modest SG&A leverage before the impact of any expanded marketing cost.

Now I would like to turn it over to Kip, for a discussion of our merchandising activities.

Kip Garcia, President

Overall, we are pleased with our Q2 top line sales and gross margin performance. That said, there are still opportunities, which I will discuss as I review the brands in more detail.

Turning to Gymboree. One of our key initiatives for 2007 is to drive comp and contribution of our boy business and this department once again posted our strongest sales increase for the second quarter. Our concepts and themes were well received with strongest selling coming from our Summer Vacation Salt Washed, Trans-2 Dinosaur Discovery, and back-to-school one, Camp Scout collections. Our Salt Washed collection was perfect for vacation and Fourth of July celebrations. Its northeast prep styling and color pallet were customer favorites and our lobster icon was particularly well received. Dinosaurs are a perennial favorite for boys and the strong graphics in our Trans-2 line drove top line sales. For boys, Camo was the favorite print and baby boys loved the friendly dinosaur icon.

Finally, we kicked off back-to-school with our successful Camp Scout collection, which featured transitional colors, clean-striped polos, cargo pants and denim, plus handsome, lightweight outerwear. Key driving boy classes for the quarter, were graphic tees, woven bottoms and graphic tank tops.

Turning to our girl departments, we experienced mixed performance across lines and we've made adjustments to our styling, details, and color pallets going forward, based upon our learning's. We are encouraged by the strong performance of our back-to-school one, Schoolgirl Rocks collection, which features classic back-to-school preppy styling, colors and prints. Key looks included traditional plaids and argyles in classic pink and navy color pallets, and styling was cute and schoolgirl prep. Key classes were dresses, sweaters and skorts.

Shoes continue to drive sales in our accessories department and as in apparel, boy accessories are one of our strongest growth categories including boy's shoes, which posted healthy sales for the quarter.

Overall, for back-to-school at Gymboree, we took a bold stand on denim, uniforms, and backpacks, starting with the first wave of back-to-school in early July. We expanded our denim wall strategy that was successfully tested in back-to-school 2006, taking denim walls to all stores in 2007 and offering slim, husky, and plus to most of our stores. We dramatically expanded our backpack offering with improved size, pattern and functionality and we fine-tuned our uniform offerings based upon regional feedback from last year. We are pleased that all three of these key initiatives are exceeding their plans.

Now, turning to Janie and Jack, we were very pleased with this brands performance for Q2. All departments positive comps both retail and gross margin dollars. Our strongest performance in Q2 came from our boy department. We had

very positive response to our summer collections including summer one Best Friend collection, featuring preppy styling, primary colors, and the Golden Retriever icon, and our summer three collection, Tropical Traveler, which was driven by its rich color pallet and customers responded positively to the whimsical monkey icon. For girls, our strongest performance came from our preppy patchwork collection. Our pink and green color pallet,, patchwork patterns, and preppy styling were all customer favorites. Our Fourth of July collection was particularly successful this year, which featured traditional red, white and blue patchworks for girls and madras plaids for boys. Top Q2 classes for girls were dresses, swimwear and knit tops. Top classes for boys were shorts, knit tops and swim.

Janie and Jack is the gift to give and we are pleased that we have continued growth in our layette departments. Customers particularly loved our signature summer assortment, which included gingham, bubbles and matching bodysuits which are ideal for gift giving. Knit one-pieces were also a hit which provide a great option for newly born boy, girl and unigifts.. Top-performing classes in layette were one-pieces, cardigans and sets.. We are very encouraged by the performance of our early fall collections for Janie and Jack and are looking forward to a strong Q3 for this brand.

Now turning to Outlet, average store sales and gross margin were also strong for the quarter. Nearing Gymboree, boy posted the highest growth for the quarter, and accessories continued its positive trend resulting from the expansion of category offerings including shoes, underwear and sleepwear. Key classes for Q2 included dresses, woven tops and swim for girls, graphic tees, shorts and swim for boys, and one-pieces, woven tops and crib shoes in layette. Planned promotions including summer key item specials, plus back-to-school buys, which kicked off in early July, drove traffic and sales. These promotions were supported by bold marketing in store and in windows.

And now I would like to turn it over to Matt.

Matthew K. McCauley, Chairman and Chief Executive Officer

Thanks Kip. During the second quarter we increased total sales 20%, grew comp store sales another 5% on top of last year's 12. We increased operating margins another 480 basis points on top of last year's substantial growth, and grew earnings per share of $0.15, almost four times greater than last year. Though we are happy with our progress to-date, we know we can do even better.

Our long-term vision is to reach every mom in America. We believe we can accomplish this with a multi-brand approach. Janie and Jack reaches the upper-end customer who values luxury, sophisticated European-inspired children's clothes. Gymboree reaches the middle to upper-end customer who values wholesome mix and match fashion that lasts forever. And Crazy 8, our newest concept, addresses the customer who wants wholesome age-appropriate fashion at a price. With Gymboree, we still see tremendous growth opportunity in acquiring new customers and holding onto customers longer. We also continue to see opportunities to reduce expenses.

To give an update on each of these areas of opportunity, let me start with first, customer acquisition. There are three major initiatives under this -- under customer acquisition, product, direct marketing and Play & Music integration. Under the product category, boy and newborn are the largest market share opportunities for Gymboree. In the second quarter, the boy department continued its two-year trend as the comp growth leader, again confirming that we are on the right track. We expanded assortments in inventories for boy and it's paying off.

Now for direct marketing. In the second quarter, we added a successful direct mailing in the month of April that carried over into the month of May. We also comped a mailing in early July that improved -- with improved results. To-date we are pleased with the success in direct mail and continue our focus on ROI.

And finally, the Play & Music integration. We have roughly 300 Play & Music sites in the United States and Canada and over 400 (sic) [400,000] moms and kids enrolling every year throughout the US alone. And as we've said before, 70% of these customers are new moms.

Starting in Q2, every customer in North America that signs up for Play & Music received a welcome kit. This kit introduces them to our family of brands and includes benefits such as exclusive shopping events in Gymboree retail,

automatic participation in our Circle of Friends events as well as a one-time incentive to shop each of our brands. We are seeing a solid result from this effort and see opportunities to expand on this in the future. We are also successfully testing the sale of Play & Music classes in some of our retail stores and plan to roll this out to all stores sometime in 2008. With a more holistic approach to our family of brands, we're seeing an increase in brand awareness and steady increase in our customer base across all brands and channels.

And now with regards to holding on to customers longer. There are two major initiatives in this bucket, CRM and size extensions. CRM launched in April and we are now able to manage our customer list much more effectively. We can better assess and manage transaction data which is helping us communicate more productively with our customers today and is the first step of launching a loyalty program in 2008.

Moving to size extensions. As planned, we rolled out size 10 for boys, 10 and 12 for girls, and 5T for baby to all stores, with the first back-to-school line in July. Plus and Slim sizes also rolled out to all but our smaller stores at the same time and to-date we are hitting our sales targets for these sizes.

Gymboree Outlet continues to perform very well. IMUs are still improving as our unit purchases increase. Solid sales growth, increasing IMUs, and the lower operating costs on these stores all come together to generate the highest four-wall contribution. We currently have 70 stores, and still anticipate a total store count of 120.

Janie and Jack sales and margins also continue to grow, and we see store growth of at least 120, still ahead, bringing the total store count to roughly 200. We also added size six at the end of June with very promising results, and we are selling size seven and eight on the web only. The combination of increasing sales and margins with the improvements in store efficiencies is significantly improving the four-wall contributions of these stores.

Now, let me take just a minute to discuss Crazy 8. This concept is targeting busy moms who want cool, wholesome clothes for their kids at a price. The store is designed to feel elevated with great service and gift packaging to go along with it. Though many Crazy 8 customers will fall into a lower household income bracket, this is not necessarily the focus. Many customers, regardless of income, view children's clothes as disposable and choose to spend less on kid's clothes. Crazy 8 sizes range from 0 to 14. This allows us to reach both the newborn as well as that slightly older customer that Gymboree is graduating. We also have a larger boy presence than Gymboree.

The stores are roughly 2,500 square feet and we are testing several real estate options. And we are initially focusing the stores in three to four markets in order to leverage marketing efforts and create brand awareness. In the calendar month of August, we opened four Crazy 8 stores, including Serramonte, Main Place, Plaza Bonita and Staten Island. We also launched the website this month. In total, we currently plan to open a minimum of 15 Crazy 8 stores this year. Keep in mind that we only have a few weeks of sales so let me give you some early trends that we are seeing.

The balance of boy-to-girl sales is much closer to the industry standard of 50/50. We are definitely seeing a different customer shopping in these stores, and we are happy with the balance of older kid to baby sales. We are also pleased with the decision to launch with e-commerce. With Crazy 8's low price points, larger sizes, and balanced boy business, we plan to reach both a new and larger customer base.

In addition to the store and sales growth strategies, we also discussed in our last call several opportunities to improve efficiencies and reduce costs. Some of these opportunities are store operations, communications, shipping costs, proprietary expenses and product costs. We are making progress in all of these areas and anticipate savings through the year and into 2008 as we continue to execute our strategies.

In summary, we are continuing our focus on long-term growth with a multi-brand strategy focused on reaching every mom in America, store growth of over 35% in current proven concepts, and major market share opportunities in our current concepts, we are on track for solid growth for the next several years. We look forward to sharing our progress with you in the future and we are happy to answer any questions that you have at this time.

Q&A

Operator

[Operator Instructions]. Your first question comes from the line of Betty Chen with Wedbush Morgan

<Q - Betty Chen>: Thank you. Good afternoon and congrats on great results on the second quarter.

<A - Matthew McCauley>: Thanks, Betty.

<Q - Betty Chen>: I was hoping you can talk a little bit on the direct marking spend that we've seen your investment in this quarter and obviously in Q1 as well. Perhaps you can elaborate a little bit on the database of names that you have that you have been targeting and how is that split between, perhaps, reaching out to your repeat customers versus prospecting? And maybe just give us a sense on how you're directing those investments. Thank you.

<A - Matthew McCauley>: You bet. So, I think the big headline here is about 95% of the investment is on prospecting, that's our goal here is to reach out to new customers. What we have done with the CRM is started to manage a little bit more on the frequency and reach out to customers that haven't shopped with us for a while or haven't shopped on the web and try to incent them to come back in and reactivate.

<Q - Betty Chen>: Can you give us a sense on the number of names that you have been reaching out to?

<A - Matthew McCauley>: We don't, not something that we really want to put out there but, it is a substantial number for us, considering we just started last year.

<Q - Betty Chen>: And is there any way that you can leverage some of that information to help figure out how you can target the Crazy 8 customers and also help you figure out maybe some of the store locations and real estate strategy?

<A - Matthew McCauley>: I think the important thing is that we have learned a lot about the direct mail, what types of messages work, what types of lists have been successful for us. Clearly we are going after a different customer here and so I think most of the learning's have been in the direct mail itself. How many panels does it need to be and what does the message need to be, and how much we should pay for it, and those kinds of things. And then, understanding the lists, we are able to focus a little bit more on who that customer is and what kind of response rates we should expect.

<A - Blair Lambert>: On the real estate side, Betty, we are not yet connected with the stores so we are not picking up store customers yet, that will happen as we rollout the new POS system. We have just started to pilot that system, it will be rolled out near the end of the first quarter. Next year it will be completely rolled out. So, during that time we will start to collect more information about the customer at the store level and feed that back into our real estate strategies.

<Q - Betty Chen>: Thank you. Good luck.

<A - Blair Lambert>: Thanks.

Operator

Your next question comes from line of Tom Filandro with SIG.

<A - Matthew McCauley>: Hey, Tom.

<Q - Thomas Filandro>: Thanks. Hey guys, congratulations, I mean phenomenal quarter, particularly in this environment.

<A - Matthew McCauley>: Thank you.

<Q - Thomas Filandro>: Two questions. One question is, regarding the plan, I think you did say this, you did plan that the average transaction value would decline, and just remind us again, I think you said part of that was Outlet related. I can't remember what the other two pieces were. Is that an expectation for the next couple of quarters as well?

When do we -- when should we begin to see average transaction values leveling off? And then a separate direct mail question. You may have answered this in your opening comments. I just wanted to know, in the Play & Music what percentage of those customers are currently not purchasing apparel in your stores? Thanks.

<**A - Matthew McCauley**>: The percentage was a lot smaller – a lot bigger I should say, about a year ago. And since we started communicating to them on the web at the beginning of -- end of last year, and since we have started to welcome kits, we have moved the needle substantially and we're seeing great results on the response and seeing the dollars come in from that. So we are really happy with the results but -- does that answer your question on the -?

<**Q - Thomas Filandro**>: It does. But does that mean there is still a lot of opportunity to get those customers on board to not only the Play & Music, but to buy the apparel?

<**A - Matthew McCauley**>: Well, I think the good news is that we constantly have new customers coming in as they graduate and we have a fabulous opportunity to reach them with 70% of them being new moms it kind of tells you how many you are cycling through every year and so, the opportunity is ongoing. I don't think it is something that once you get a large percentage of those customers that it goes away, because you have so many new ones coming in. Does that make sense?

<**Q - Thomas Filandro**>: Understood. Thank you, Matt.

<**A - Matthew McCauley**>: Yup.

<**A - Blair Lambert**>: On the average trans question, the two items were, lower full-price selling related to the fact that the comps were little more normalized at 5% versus 12% last year. So, as comps are slowing down that is going to put some pressure on average transaction or average transaction size to some degree.

<**Q - Thomas Filandro**>: Okay.

<**A - Blair Lambert**>: And then, the outlet, as we build the outlet business, there is a -- you got a couple of things going on there. One, we are going certainly be trying to drive that transaction size up, offsetting is just the general nature of that business, it tends to run a little bit lower average transaction.

<**Q - Thomas Filandro**>: Does that mean Blair, the offsetting to the low single-digit, mid-single-digit comp forecast, the offsetting factors are similar to this quarter transaction growth and UPT g-growth?

<**A - Blair Lambert**>: It will probably play out that way.

<**Q - Thomas Filandro**>: Okay. Thank you very much and again congratulations. Good luck.

<**A - Matthew McCauley**>: Thanks, Tom.

Operator

Your next question comes from the line of Paula Kalandiak with First Albany Capital.

<**Q - Paula Kalandiak**>: Good afternoon and congratulations.

<**A - Matthew McCauley**>: Thanks, Paula.

<**Q - Paula Kalandiak**>: Hi, I just had one question about Janie and Jack, I noticed that you guys are currently featuring free shipping on any purchase and historically, I think you have done that kind of promotion on a purchase of 100 or $125 and I was wondering what the reasoning was behind the shift?

<**A - Matthew McCauley**>: Oh it's just -- we do it periodically throughout the year, it's anniversarying last year, I think we did something around the same time. It's a lot of times focused on trying to get new e-mail names, you will see us do that oftentimes, but it's not -- there is no major change to what we have done last year on the calendar there so -

<**Q - Paula Kalandiak**>: Okay. Great, thanks and good luck.

<**A - Matthew McCauley**>: Thanks.

Operator

[Operator Instructions] Your next question comes from the line of Brian Tunick with JPMorgan.

<**Q - BrianTunick**>: Hi great. Thanks so much it's [inaudible] for Brian. Congratulations, guys.

<**A - Matthew McCauley**>: Hi, [inaudible] Thank you.

<**Q**>: My first question is on inventories. At the end of the second quarter it was our impression that your guidance called for a more modest increase so, how should we think about inventory management for the back half?

<**A - Matthew McCauley**>: Yes. I'm glad that you asked that question, good question. The last couple of years we have really been focusing and we've called out two big opportunities for us, one is the back-to-school time period, one is the holiday time period and so, we have invested up for those two time periods. And, as Blair mentioned earlier, we do not have an increase of backlog inventory. It's really the inventory that we're buying forward. So, we've bought it up to capture that back-to-school business.

<**Q**>: Okay. Okay, and I guess just any initial reads on back-to-school? It sounds like a lot of retailers out there are starting to see the pick-up from the shift in the back-to-school in Florida and Texas. Can you comment on that?

<**A - Matthew McCauley**>: I think everybody loves tax-free.

<**Q**>: Right.

<**A - Matthew McCauley**>: You hate to lose it in Q2, but you are grateful now that we are in Q3. So, yeah, absolutely it is -- tax-free affects everybody and it is affecting us the same way.

<**Q**>: Okay, great. And also on gross margins, if I recall correctly, your original guidance for the second quarter called for flat gross margins and you ended up coming in 100 basis points better, so -- and in the past you had also talked about 100 basis points in merchandise margin improvement per quarter from your sourcing initiatives. So, any reason to think that gross margins for the third quarter couldn't come in a little better than your guidance for flat?

<**A - Blair Lambert**>: Well, there is always initiatives that we're working on to help drive that gross margin up. So, certainly we're going to be working to do that. Right now, the guidance is for flat, net-on-net or year-over-year gross margins. Certainly, a lot of components to it. I think we talked about a lot of things that helped us out this quarter. And, like I said, the guidance is the guidance. So right now, it's flat for year-over-year, but certainly we're going to be working to do things to drive that number up.

<**A - Matthew McCauley**>: We've talked a lot about these mission impossibles that we're focusing on and when those things kick in, it flows through to the bottom line. And those are things that we have going on all the time to be prepared, and so, we're continuing to work on those initiatives as Blair said, and see how it goes for the quarter.

<**Q**>: Okay. And given the fact that you're opening more stores in the third quarter, what kind of comp do you need to leverage occupancy?

<**A - Blair Lambert**>: Well, we haven't really, we kind of don't necessarily think about it as to what comp. What we -- as sales growth helps a whole lot to leverage all your expenses, and a major component is rent. Some of those components are buying and occup -- buying costs that are relatively fixed. So we're not counting on a lot of comp to drive leverage to the bottom line.

<**Q**>: Okay. That's helpful. Well, great. Thanks so much guys. Good luck.

<**A - Matthew McCauley**>: Thank you.

Operator

Your next question comes from the line of Margaret Whitfield with Stern Agee.

<**A**>: Margaret.

<**Q - Margaret Whitfield**>: Good afternoon and congratulations on a great quarter.

<**A - Matthew McCauley**>: Thank you.

<**Q - Margaret Whitfield**>: Looking at the guidance for the year and the guidance for Q3, it certainly would imply, in my numbers at least, that Q4, based on this, would be flattish and down sequentially, flattish year-over-year and down sequentially from Q3. Is this your normal conservatism or is there some factors we should take into account? The comp comparisons are easier for example, than in Q3?

<**A - Blair Lambert**>: Well, Margaret, there is a couple of things that we've been highlighting for quite some time that I want to -- I guess I will just kind of remind everybody of. Last year, 53rd week, no getting that week back. That week, we had said on the call from last year when we reported it, that we thought that picked about $0.05 to earnings for the quarter. There was a benefit related to some state tax or – yes, state tax NOLs that we took in, in the fourth quarter last year, that picked up about $0.05. And there was also benefit from the book-to-physical adjustment from our physical count that we had a $0.04 impact. As a result of that we increase at a higher level or we accrue at a higher level or a lower level rather, during the course of this year so we get some benefit quarter-to-quarter. You might have noted that one of the items that we said would have helped gross margin this quarter was the lower shrink accrual rates. So, important things, because that was $0.04 of shrinkage, $0.05 related to the net operating loss carry-forwards that we took in and $0.05 related to the 53rd week. So you got to take those into account. And I think once you do, when you do that calculation you will be very happy with the year-over-year numbers that are in the forecast.

<**Q - Margaret Whitfield**>: I would be indeed. I wondered if you could comment, since the boys business has been performing so well, what the mix is currently, just in general terms if you could, as a percent of total? It's not 50-50, we know that but --?

<**A - Matthew McCauley**>: Right. Yes. The good news is that the mix continues to grow. As we have said before, the last two years, going on third year now that it's grown pretty substantial, but, it is getting closer and closer. We are still a ways away, but it is definitely growing.

<**Q - Margaret Whitfield**>: Okay. And on Crazy 8, I know it is early, but could you give us some sense as to what the average ticket is, has been trending as well as units relative to Gymboree?

<**A - Matthew McCauley**>: It is really early to say at this stage and I hate to throw it out there, as much as I want to. I hate to throw it out there at this stage, it is just too early. We don't have a lot of -- we have got just a couple of weeks of sales. So, as we get more information, we will certainly share it.

<**Q - Margaret Whitfield**>: And how does -- have not been to one as yet, how much are accessories and shoes to the floor at Crazy 8?

<**A - Kip Garcia**>: Accessories and shoes right now are actually on a smaller contribution to the total than Gymboree but, as we mature, we will be increasing that mix. But, it will be slightly smaller than Gymboree in total in our ultimate plans. But right now if you are in the stores it will definitely look smaller than it is in Gymboree.

<**Q - Margaret Whitfield**>: But denim is the same or bigger than at Gymboree currently?

<**A - Kip Garcia**>: Denim is definitely bigger because we're going after school-age kids. So denim is a real key element of our strategies going forward and, as well as active wear, which you also won't see at Gymboree and that's also part of that older kid and the kid that goes back to school and really needs more lifestyle sort of options with their

clothing.

<Q - **Margaret Whitfield**>: And, any plan to address the Play & Music operated outside the US in terms of trying to do some cross marketing with those customers?

<A - **Matthew McCauley**>: Sure, we have been testing some things in our international sites that have been driving them our website. We've done it in Asia, UK, and that's definitely a focus right now. Just trying to drive them to the website and leverage that.

<Q - **Margaret Whitfield**>: And back to the tax-free states, Texas and Florida. Can you remind us what those two states represent to your mix, particularly for Gymboree?

<A - **Matthew McCauley**>: In terms of percent of the business?

<Q - **Margaret Whitfield**>: Yes. Or percent of sales?

<A - **Matthew McCauley**>: I don't know that that -- that we put that out there as a percent of sales, but, Texas, I can tell you that Texas has a large number of stores for us. It is one of our bigger states in terms of store count and Florida is definitely a very strong state for us as well, so, those two are pretty strong. Yes.

<A - **Blair Lambert**>: Margaret, we have about -- there is actually over 100 stores between Texas and Florida about, and when you combine all the brands, about 114 or 115 at this time. I mean, obviously it is always changing, but that's where it sits around now.

<Q - **Margaret Whitfield**>: So, I take it your costs currently are making you feel comfortable about the low to mid singles for the quarter overall?

<A - **Matthew McCauley**>: Yes, I think we feel good about the guidance that we have put out there for sure.

<Q - **Margaret Whitfield**>: Okay. Thanks. Congratulations.

<A - **Matthew McCauley**>: Thanks.

Operator

Your next question comes from the line of Dorothy Lakner with CIBC World Markets.

<A - **Matthew McCauley**>: Hi, Dorothy.

<Q>: Hi, guys, it's [inaudible]

<A - **Matthew McCauley**>: Hi, [inaudible]

<Q>: Dorothy just had a couple of questions. We were hoping you could, perhaps Kip, just talk a little bit about the girl's performance and what you're doing to improve that business as we head into holiday?

<A - **Kip Garcia**>: Sure. If we just go back to back-to-school, we are actually pleased with our back-to-school performance. We had a couple of hiccups in the summer and what happened really in the girl business was, there were a couple of trends that we went after that our customers didn't fully embrace, to tell you the truth. One was the color pallet that we did in our summer line, which featured sort of more, really dark transitional colors and our customer was looking for happier colors at that point. And the second one was, there was a real trend that our designers saw in Europe on nautical for early back-to-school and our customer is a very traditional customer and they didn't really think nautical was the right thing for that June-July period. So, those are things that I think are easy for us to correct. And, we're really pleased based on our back-to-school one performance which went back to more of a classic preppy schoolgirl look and we're feeling good about our future lines going forward.

Regarding holiday, we talked about really going back after the dress business at Easter and we are really pleased about that. We are continuing that strategy into holiday and then some. And we are really pleased with the assortments that we are putting forward to our customers for the holiday season. So, we are pretty optimistic.

<Q>: Okay, that's great. And I know your stores have only been open probably a couple weeks at this point but, in terms of the Crazy 8's and the square footage that you have allocated. Do you feel that that seems like the right amount, are the stores big enough, small enough for you? How do you see that as you continue to build that concept out?

<**A - Matthew McCauley**>: We started with a target of 2,500. We have got one that is a little bit larger that that. Some are little bit smaller than that that we have open today. And we still feel pretty good about that target right now. It is just so early to say with only a few weeks of sales, but, at this point we don't feel like it is any major surprises on the store size, so.

<Q>: And last question. The Play & Music, have you guys disclosed how big your customer base is there right now?

<**A - Matthew McCauley**>: We haven't said exactly how many people in there, we said it is about 400,000 that are kind of flowing through the year. So --

<Q>: All right. Great. Well, thanks so much and good luck.

<**A - Matthew McCauley**>: Thank you.

<**A - Blair Lambert**>: Thank you.

Operator

Your next question comes from the line of Jaime Sheinheit with Merrill Lynch.

<**Q - Jaime Sheinheit**>: Hello.

<**A - Matthew McCauley**>: Hi, Jaime.

<**Q - Jaime Sheinheit**>: Hi. I was wondering if you guys could just maybe talk about your consumer a little bit and if you are seeing any changes in their spending behaviors? And then also, I guess, give a little more detail on the expense levers you can pull if the environment does get worse? Thanks.

<**A - Matthew McCauley**>: Yes. Couple of things. Talking about our consumer or our customers. The nice thing is if you look over the last few years, there's been lots of conversation about what is going on the economy and gas prices and things. The nice thing is, our customer is a little bit higher household income, Gymboree is 70,000 plus, Janie and Jack is 100,000 plus and certainly, the Crazy 8 customer that we've talked about is both lower and higher household incomes. So, you ask about whether or not their buying behaviors have changed. We haven't seen any major changes in their buying behavior at this point. To be prepared, that is one of our big philosophies as a company. To make sure that we prepare ourselves in the event that the economy does take a major swing in the negative direction. And, some of the levers that we've talked about are already some of our big mission impossibles where we focused on constantly looking at ways to be more efficient throughout the entire organization. Whether it is operational expenses, operations in the stores, communications, there's lots and lots of opportunities for us that, it is just a part of the common practice to make sure that we are reducing expenses. To be prepared, what we do is we make sure that we set very realistic comp plans and make sure we budget to those so that we are prepared. We don't build our budgets assuming sales are going to be through the roof. If they are, then we are all happy, if they're not then we are right on target. And then just the last comment I would make is that, if you think about the spending habits or behaviors, the consumer typically, kids are the last that you stop spending on. We think that there is some type of an order and kids are typically at the end of the order to stop spending on. Try to protect your kids as much as you can.

<**Q - Jaime Sheinheit**>: Thanks.

<**A - Matthew McCauley**>: You bet.

Operator

Your next question comes from the line of John Zolidis with Buckingham Research.

<**A - Matthew McCauley**>: Hi, John.

<**Q**>: Hi. This is [inaudible] calling in behalf of John Zolidis. How are you?

<**A - Matthew McCauley**>: Great. Thanks.

<**Q**>: Okay, I have a quick question. Can you give me a breakdown of gross margin? Of how leverage compares with merchandise margin?

<**A - Blair Lambert**>: The only thing we have talked about is the expectation that merchandise margin would add about 100 basis points per quarter throughout the year, and after that there is a large number of drivers and we really haven't put together a reconciliation of all of them to get back to that net adjustment. But I did highlight earlier what those key drivers were, which I could -- if you'd like, I can run through again. It's a combination of, the first, the benefits were from lower freight cost savings, the lower product costs, the occupancy cost leverage, and lower inventory shrink accruals. The offsets to those were, lower levels of full price selling associated with the lower comp store sales versus last year, and then increased buying costs associated with Crazy 8. We did mention that Crazy 8 had downward pressure of close to $0.02, not quite $0.02 on the quarter, most of that cost was in buying

<**Q**>: Okay. Thank you very much.

<**A - Matthew McCauley**>: Thanks.

Operator

Your next question comes from the line of Leah Vermulen with Tiburon Research Group.

<**Q - Leah Vermulen**>: Thank you. Good afternoon. I realize you have a number of initiatives impacting merchandise margins. I'm just wondering, how much of this improvement that you're seeing is a function of mix? Specifically, I guess, the increased penetration of accessories today?

<**A - Matthew McCauley**>: When we talk about merchandise margins, a lot of the,- reduced cost of goods, that's been a big focus for us. And certainly our customer acquisition, everything that we can do to drive more customers in there and try to drive more full-price selling, that's impacting the margins as well. But, really those are probably the two biggest components, if you ask about mix. The biggest shifts that we're seeing is just an increase in boy in terms of mix on the total business. So – ?

<**A - Blair Lambert**>: And there is not a wide variety of disparity between any one of the product categories for initial margins. So, specifically you mentioned accessories, accessories have a similar IMU to the other categories.

<**Q - Leah Vermulen**>: Okay. Great, very helpful. Thank you.

Operator

[Operator Instructions]. There are no further questions at this time.

Jeffrey P. Harris, Vice President of Finance

Okay. Well, thank you everyone for participating in our second quarter earnings call. If you have further questions down the road, you can give us a call 415-278-7933. Thank you very much.

Operator

This concludes today's Gymboree second quarter earnings 2007 conference call. You may now disconnect.